Exhibit 10.1

Share Purchase AGREEMENT

THIS AGREEMENT is made effective as of the 9th day of April, 2015.

AMONG:

AQUA POWER SYSTEMS INC., a State of Nevada corporation having its executive offices at 1107 Town Creek Road, Eden, North Carolina, USA 27288,

(“Pubco”)

AND:

AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, a corporation in Japan with an office at 2-7-17 Omorihoncho, Tokyo, Ota-ku, Japan, 143-0011,

(“Priveco”)

AND:

TADASHI ISHIKAWA, with an address at 2-7-17 Omorihoncho, Tokyo, Ota-ku, Japan, 143-0011.

(the “Debtholder”)

WHEREAS:

A.	the Debtholder wishes to sell and Pubco wishes to purchase 7,740 shares of Priveco that are currently registered to the Debtholder (the “Debtholder Shares”) in exchange for the payment of an aggregate of $761,311.61 payable in common shares of Pubco at a price of $0.20 per common shares of Pubco being an aggregate of 3,806,559 common shares of Pubco (the “Debtholder Pubco Shares”) on or before May 15, 2015;

B.	Priveco has an issued and outstanding capital of 9,890 common shares as of the effective date of this Agreement;

C.	Pubco wishes to forward an aggregate of:

(a)	$200,000 to Priveco (the “Purchase Price”) and Priveco wishes to utilize the Purchase Price for the Debtholder to purchase an aggregate of 2,150 shares of Priveco held by certain holders of Priveco and transfer such shares to Pubco on or before May 15, 2015 (the “Priveco Share Sale”);

(b)	$150,000 to Priveco to repay the loan of $150,000 from Dial Services Co., Ltd. to Priveco on or before April 23, 2015; and

(c)	Pubco shall complete financing consisting of debt and/or equity of not less than an aggregate of $100,000 for working capital purposes on or before April 27, 2015, or such later date as mutually agreed upon by the parties; and

D.	immediately after the Priveco Share Sale, Priveco wishes to transfer to Pubco and Pubco wishes to purchase from Priveco all of the Priveco Securities as defined herein (the “Transaction”).

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	DEFINITIONS

1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)	“Closing Date” shall mean the date the Transaction is closed by Pubco or mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6 following the satisfaction or waiver by Pubco and Priveco of the conditions precedent set out in Sections 5.1 and 5.2 respectively;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Debt of Priveco” shall mean the aggregate of USD$1,750,000 debt plus interest owed by Priveco to the holders (excluding any debt owed to Dial Services, Co., Ltd. and an aggregate of $150,000 owed to an arm’s length third party) and costs of Priveco associated with the Transaction that is convertible into common shares of Pubco at a deemed price of $0.20 per common share of Pubco.;

(f)	“Debtholder Pubco Shares” shall mean the payment by Pubco of an aggregate of $761,311.61 payable in common shares of Pubco at a deemed price of $0.20 per common shares of Pubco being an aggregate of 3,806,559 common shares of Pubco in exchange for the Debtholder Shares;

(g)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(h)	“Purchase Price” shall mean an aggregate of USD$200,000 paid by Pubco to Priveco to effect the Priveco Share Sale on or before May 15, 2015 or such later date as mutually agreed upon by the parties;

(i)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(j)	“Priveco Accounting Date” shall mean the date being that of the end of the most recent financial quarter of Priveco relative to the effective date of this Agreement;

(k)	“Priveco Financial Statements” shall mean the audited balance sheet of Priveco dated as of the most recent fiscal year end of Priveco, together with related statements of income, cash flows, and changes in shareholder’s equity for the most recent fiscal year end of Priveco and the unaudited balance sheet of Priveco dated as of the Priveco Accounting Date, together with related statements of income, cash flows, and changes in shareholder’s equity for the interim period ended on the Priveco Accounting Date relative to the effective date of this Agreement;

(l)	“Priveco Securities” shall mean the aggregate of 2,150 shares of Priveco held by Priveco as of the date of the Priveco Share Sale and pursuant to this Agreement;

(m)	“SEC” shall mean the Securities and Exchange Commission;

(n)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;

(o)	“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(p)	“Transaction” shall mean the transfer of the Priveco Securities to Pubco from Priveco in consideration for the Purchase Price, the Debtholder Pubco Shares, and the financing outlined in Section C (d) in the recitals of this Agreement.

1.2	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Shareholders of Priveco
Schedule 2	–	Directors and Officers of Priveco
Schedule 3	–	Directors and Officers of Pubco
Schedule 4	–	Priveco Material Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests
Schedule 5	–	Priveco Intellectual Property
Schedule 6	–	Priveco Material Contracts
Schedule 7	–	Priveco Employment Agreements and Arrangements
Schedule 8	–	Priveco Subsidiaries

1.3	Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.	THE OFFER, PURCHASE AND Sale of Shares

2.1	Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement:

(a)	the Debtholder hereby covenants and agrees to transfer the Debtholder Shares to Pubco upon receipt of the Debtholder Pubco Shares from Pubco on or before May 15, 2015;

(b)	Pubco hereby covenants and agrees to:

(i)	issue the Debtholder Pubco Shares to the Debtholder in exchange for the transfer from the Debholder of the Debtholder Shares on or before May 15, 2015;

(ii)	forward the Purchase Price to an escrow account of Priveco’s lawyer on or before May 15, 2015, of which the Purchase Price from the escrow account is to be applied by Priveco to close the Priveco Share Sale; and

(c)	Priveco hereby covenants and agrees to within 3 business days on receipt of the Purchase Price in an escrow account of Priveco’s lawyer from Pubco, transfer the Purchase Price to the Debtholder to close the Priveco Share Sale.

3.	REPRESENTATIONS AND WARRANTIES OF Priveco AND THE DEBTHOLDER

Priveco and the Debtholder, jointly and severally, represent and warrant to Pubco, and acknowledge that Pubco is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco, as follows:

3.1	Organization and Good Standing. Priveco is a corporation duly organized, validly existing and in good standing under the laws of the country of Japan and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco taken as a whole.

3.2	Authority. Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Priveco Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Priveco Documents by Priveco and the consummation of the transactions contemplated hereby have been duly authorized by Priveco’s board of directors. No other corporate or shareholder proceedings on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated by this Agreement will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3	Capitalization of Priveco. The entire authorized capital stock and other equity securities of Priveco consists of 50,000 common shares (the “Priveco Common Stock”) and no preference shares. As of the date of this Agreement, there are 9,890 shares of Priveco Common Stock issued and outstanding. All of the issued and outstanding shares of Priveco Common Stock have been duly authorized, are validly issued, were not issued in violation of, or subject to, any pre-emptive rights and are fully paid and non-assessable, the whole in full compliance with the laws of Japan. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Priveco to issue any additional common shares of Priveco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Priveco any common shares of Priveco Common Stock. There are no agreements purporting to restrict the transfer of the Priveco Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Priveco Common Stock.

3.4	Title and Authority of Debtholder. The Debtholder is and will be as of the Closing, the registered and beneficial owner of and will have good and marketable title to all of the Priveco Common Stock held by him and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such Priveco Common Stock held by the Debtholder have been duly and validly issued and are outstanding as fully paid and non-assessable common shares in the capital stock of Priveco. The Debtholder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of the Priveco Common Stock held by it.

3.5	Shareholders of Priveco Common Stock. Schedule 1 contains a true and complete list of the holders of all issued and outstanding shares of the Priveco Common Stock including number of Priveco Securities held as of the date of this Agreement.

3.6	Directors and Officers of Priveco. The duly elected or appointed directors and the duly appointed officers of Priveco are as set out in Schedule 2.

3.7	Corporate Records of Priveco. The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.8	Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction or any of the transactions contemplated in this Agreement, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Priveco or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the constating documents of Priveco, any of its subsidiaries or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Priveco, any of its subsidiaries or any of their respective material property or assets.

3.9	Actions and Proceedings. To the best knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Priveco, any of its subsidiaries or which involves any of the business, or the properties or assets of Priveco or any of its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Priveco and its subsidiaries taken as a whole (a “Priveco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Priveco Material Adverse Effect.

3.10	Compliance.

(a)	To the best knowledge of Priveco, Priveco and each of its subsidiaries is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Priveco and its subsidiaries;

(b)	To the best knowledge of Priveco, neither Priveco nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Priveco Material Adverse Effect;

(c)	Each of Priveco and, if any, its subsidiaries has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the Transaction or any of the transactions contemplated in this Agreement; and

(d)	Each of Priveco and, if any, its subsidiaries has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Neither Priveco nor any of its subsidiaries has received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.11	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco or any of its subsidiaries of the Transaction or any of the transactions contemplated in this Agreement contemplated by this Agreement or to enable Pubco to continue to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.12	Absence of Undisclosed Liabilities. Notwithstanding the Debt of Priveco, neither Priveco nor any of its subsidiaries has any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	will not be set forth in the Priveco Financial Statements;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Priveco Financial Statements.

3.13	Tax Matters.

(a)	As of the date hereof:

(i)	each of Priveco and its subsidiaries has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco or its subsidiaries, and

(ii)	all such returns are true and correct in all material respects;

(b)	each of Priveco and its subsidiaries has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Priveco Material Adverse Effect;

(c)	neither Priveco nor any of its subsidiaries is presently under or has received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)	to the best knowledge of Priveco, the Priveco Financial Statements will contain full provision for all Taxes including any deferred Taxes that may be assessed to Priveco or its subsidiaries for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

3.14	Absence of Changes. Since the Priveco Accounting Date, neither Priveco or any of its subsidiaries has:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Priveco or its subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.15	Absence of Certain Changes or Events. Since the Priveco Accounting Date, there will have not been:

(a)	a Priveco Material Adverse Effect; or

(b)	any material change by Priveco in its accounting methods, principles or practices.

3.16	Subsidiaries. Except as set forth on Schedule 8, Priveco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. Each subsidiary of Priveco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Each subsidiary of Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco and its subsidiaries taken as a whole. Priveco owns all of the shares of each subsidiary of Priveco and there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating any subsidiary of Priveco to issue any additional common shares of such subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from any subsidiary of Priveco any shares of such subsidiary.

3.17	Personal Property. Each of Priveco and its subsidiaries possesses, and has good and marketable title of all property necessary for the continued operation of the business of Priveco and its subsidiaries as presently conducted and as represented to Pubco. All such property is used in the business of Priveco and its subsidiaries. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Priveco and its subsidiaries is owned by Priveco or its subsidiaries free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 4.

3.18	Intellectual Property

(a)	Intellectual Property Assets. Priveco and its subsidiaries own or hold an interest in all intellectual property assets necessary for the operation of the business of Priveco and its subsidiaries as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”);

(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Priveco and its subsidiaries as licensee or licensor (collectively, the “Trade Secrets”).

(b)	Agreements. Schedule 5 contains a complete and accurate list and summary description, including any royalties paid or received by Priveco and its subsidiaries, of all contracts and agreements relating to the Intellectual Property Assets to which Priveco and its subsidiaries is a party or by which Priveco and its subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Priveco or its subsidiaries is the licensee. To the best knowledge of Priveco, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)	Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule 5, Priveco and its subsidiaries is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Except as set forth in Schedule 5, all former and current employees and contractors of Priveco and its subsidiaries have executed written contracts, agreements or other undertakings with Priveco and its subsidiaries that assign all rights to any inventions, improvements, discoveries, or information relating to the business of Priveco and its subsidiaries. No employee, director, officer or shareholder of Priveco or any of its subsidiaries owns directly or indirectly in whole or in part, any Intellectual Property Asset which Priveco or any of its subsidiaries is presently using or which is necessary for the conduct of its business. To the best knowledge of Priveco, no employee or contractor of Priveco or its subsidiaries has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Priveco or its subsidiaries.

(d)	Patents. Except as set out in Schedule 5, neither Priveco nor any of its subsidiaries holds any right, title or interest in and to any Patent and Priveco has not filed any patent application with any third party. To the best knowledge of Priveco, none of the products manufactured and sold, nor any process or know-how used, by Priveco or any of its subsidiaries infringes or is alleged to infringe any patent or other proprietary night of any other person or entity.

(e)	Trademarks. Except as set out in Schedule 5, neither Priveco nor any of its subsidiaries holds any right, title or interest in and to any Mark and Priveco has not registered or filed any application to register any Mark with any third party. To the best knowledge of Priveco, none of the Marks, if any, used by Priveco or any of its subsidiaries infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(f)	Copyrights. Schedule 5 contains a complete and accurate list and summary description of all Copyrights. Priveco and its subsidiaries is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. To the best knowledge of Priveco, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)	Trade Secrets. Each of Priveco and its subsidiaries has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Each of Priveco and its subsidiaries has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of Priveco, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Priveco or any of its subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.19	Employees and Consultants. All employees and consultants of Priveco and its subsidiaries have been paid all salaries, wages, income and any other sum due and owing to them by Priveco or its subsidiaries, as at the end of the most recent completed pay period, or such amounts have been accrued, as indicated on the Priveco Financial Statements. Neither Priveco nor any of its subsidiaries is aware of any labor conflict with any employees that might reasonably be expected to have a Priveco Material Adverse Effect. To the best knowledge of Priveco, no employee of Priveco or any of its subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Priveco or its subsidiaries or any other nature of the business conducted or to be conducted by Priveco its subsidiaries.

3.20	Real Property. Except as set out in Schedule 4, neither Priveco nor any of its subsidiaries owns any real property. Each of the material leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Priveco or any of its subsidiaries is a party or is bound, as set out in Schedule 4, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by Priveco and its subsidiaries pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. Neither Priveco nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.21	Material Contracts and Transactions. Schedule 6 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Priveco or any of its subsidiaries is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by Priveco or any of its subsidiaries under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Priveco or any of its subsidiaries. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction or any of the transactions contemplated in this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.22	Certain Transactions. Neither Priveco nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.23	No Brokers. Neither Priveco nor any of its subsidiaries has incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction or any of the transactions contemplated in this Agreement.

3.24	Completeness of Disclosure. No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

Notwithstanding section 10.1 hereof, the representations and warranties contained in this Section 3 shall survive the Closing indefinitely.

4.	REPRESENTATIONS AND WARRANTIES OF Pubco

Pubco represents and warrants to Priveco and the Debtholder and acknowledges that Priveco and the Debtholder are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or the Debtholder, as follows:

4.1	Organization and Good Standing. Pubco is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Pubco is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Pubco.

4.2	Authority. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Pubco Documents by Pubco and the consummation by Pubco of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Pubco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco as contemplated by this Agreement will be, duly executed and delivered by Pubco and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco, as contemplated hereby will be, valid and binding obligations of Pubco enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3	Capitalization of Pubco. The entire authorized capital stock and other equity securities of Pubco consists of 200,000,000 shares of common stock with a par value of $0.0001 (the “Pubco Common Stock”) and 10,000,000 shares of preferred stock with a par value of $0.0001 (the “Pubco Preferred Stock”). As of the date of this Agreement, there are 161,124,318 shares of Pubco Common Stock issued and outstanding and no share of Pubco Preferred Stock outstanding. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. As of the date of this Agreement and except as contemplated by this Agreement there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Pubco to issue any additional shares of Pubco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Common Stock. There are no agreements purporting to restrict the transfer of the Pubco Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Pubco Common Stock.

4.4	Directors and Officers of Pubco. The duly elected or appointed directors and the duly appointed officers of Pubco are as listed on Schedule 3.

4.5	Corporate Records of Pubco. The corporate records of Pubco, as required to be maintained by it pursuant to the laws of the State of Nevada are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction or any of the transactions contemplated in this Agreement, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of Pubco; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its material property or assets.

4.7	Actions and Proceedings. To the best knowledge of Pubco, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Pubco, threatened against Pubco which involves any of the business, or the properties or assets of Pubco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Pubco taken as a whole (a “Pubco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Pubco Material Adverse Effect.

4.8	Compliance.

(a)	To the best knowledge of Pubco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Pubco;

(b)	To the best knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Pubco Material Adverse Effect;

(c)	Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction or any of the transactions contemplated in this Agreement; and

(d)	Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.9	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Transaction or any of the transactions contemplated in this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.10	Absence of Undisclosed Liabilities. Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(b)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business.

4.11	Tax Matters.

(a)	As of the date hereof:

(i)	Pubco has filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;

(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)	Pubco is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)	All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

4.12	Absence of Changes. Except as contemplated in this Agreement or as disclosed in Pubco’s filings with the United States Securities and Exchange Commission (the “Pubco SEC Filings”) , Pubco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.13	Absence of Certain Changes or Events. Except as disclosed herein or in the Pubco SEC Filings, there has not been:

(a)	a Pubco Material Adverse Effect; or

(b)	any material change by Pubco in its accounting methods, principles or practices.

4.14	Subsidiaries. Except as disclosed in this Agreement, Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.15	Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Pubco.

4.16	Employees and Consultants. Except as disclosed in the Pubco SEC Filings, Pubco does not have any employees or consultants.

4.17	Material Contracts and Transactions. Other than as expressly contemplated by this Agreement or as disclosed in the Pubco SEC Filings, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco.

4.18	No Brokers. Pubco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction or any of the transactions contemplated in this Agreement.

4.19	Completeness of Disclosure. No representation or warranty by Pubco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1	Conditions Precedent to Closing by Pubco. The obligation of Pubco to consummate the Transaction or any of the transactions contemplated in this Agreement is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Pubco and may be waived by Pubco in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Priveco and the Debtholder set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco will have delivered to Pubco a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Priveco and the Debtholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Priveco Documents, the Priveco Financial Statements and all other documents necessary or reasonably required to consummate the Transaction or any of the transactions contemplated in this Agreement, all in form and substance reasonably satisfactory to Pubco, will have been executed and delivered to Pubco.

(d)	Third Party Consents. Pubco will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Pubco.

(e)	No Liabilities. The Priveco Financial Statements will be free of any material liabilities as of the Priveco Accounting Date, other than as expressly consented to by Pubco in writing.

(f)	Employment Agreements. Pubco will have received from Priveco copies of all agreements or arrangements that evidence the employment of all of the hourly and salaried employees of Priveco as set out on Schedule 7 attached hereto, which constitute all of the employees reasonably necessary to operate the business of Priveco substantially as presently operated.

(g)	No Material Adverse Change. No Priveco Material Adverse Effect will have occurred since the date of this Agreement.

(h)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction or any of the transactions contemplated in this Agreement to be rescinded following consummation.

(i)	Outstanding Shares. Priveco will have no more than 9,890 shares of Priveco Common Stock issued and outstanding on the Closing Date.

(j)	Ownership of the Priveco Securities. Immediately prior to the Closing, Priveco will be the legal and beneficial owner of the Priveco Securities and have all rights to sell, assign or transfer the Priveco Securities to Pubco pursuant to this Agreement.

(k)	Ownership of the Debtholder Shares. Immediately prior to the Debtholder transferring the Debtholder Shares to Pubco pursuant to this Agreement, the Debtholder will be the legal and beneficial owner of the Debtholder Shares and have all rights to sell, assign or transfer the Debtholder Shares to Pubco pursuant to this Agreement.

(l)	Cancellation of Common Shares of Pubco. The Debtholder will cancel an aggregate of 113,363,935 common shares of Pubco registered to and beneficially owned by the Debtholder on the Closing Date.

(m)	Due Diligence Review of Financial Statements. Pubco and its accountants will be reasonably satisfied with their due diligence investigation and review of the Priveco Financial Statements.

(n)	Due Diligence Generally. Pubco and its solicitors will be reasonably satisfied with their due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction or any of the transactions contemplated in this Agreement, including:

(i)	materials, documents and information in the possession and control of Priveco and the Debtholder which are reasonably germane to the Transaction or any of the transactions contemplated in this Agreement;

(ii)	a physical inspection of the assets of Priveco by Pubco or its representatives; and

(iii)	title to the material assets of Priveco.

5.2	Conditions Precedent to Closing by Priveco. The obligation of Priveco and the Debtholder to consummate the Transaction or any of the transactions contemplated in this Agreement is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Priveco and the Debtholder and may be waived by Priveco and the Debtholder in their discretion.

(a)	Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by Pubco in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Pubco are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Pubco must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	Transaction Documents. This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Transaction or any of the transactions contemplated in this Agreement, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by Pubco.

(d)	No Material Adverse Change. No Pubco Material Adverse Effect will have occurred since the date of this Agreement.

(e)	No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction or any of the transactions contemplated in this Agreement to be rescinded following consummation.

(f)	Due Diligence Generally. Priveco will be reasonably satisfied with their due diligence investigation of Pubco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction or any of the transactions contemplated in this Agreement.

(g)	Financing. Pubco shall complete financings consisting of debt and/or equity of not less than an aggregate of USD$100,000 on or before April 27, 2015, or such later date as mutually agreed upon by the parties.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1	Financings. Pubco shall complete financings consisting of debt and/or equity of not less than an aggregate of $100,000 on or before June 30, 2015, $200,000 on or before July 31, 2015, $200,000 on or before August 31, 2015 and $200,000 on or before September 30, 2015 (post-Closing of the Transaction).

6.2	Notification of Financial Liabilities. Priveco and Pubco will immediately notify the other in accordance with Section 10.6 hereof, if either party receives any advice or notification from its independent certified public accounts that the other party has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of such party, any properties, assets, Liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

6.3	Access and Investigation. Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)	furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.4	Confidentiality. All information regarding the business of Priveco including, without limitation, financial information that Priveco provides to Pubco during Pubco’s due diligence investigation of Priveco will be kept in strict confidence by Pubco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than Pubco’s professional accounting and legal advisors) without the prior written consent of Priveco. If the Transaction or any of the transactions contemplated in this Agreement does not proceed for any reason, then upon receipt of a written request from Priveco, Pubco will immediately return to Priveco (or as directed by Priveco) any information received regarding Priveco’s business. Likewise, all information regarding the business of Pubco including, without limitation, financial information that Pubco provides to Priveco during its due diligence investigation of Pubco will be kept in strict confidence by Priveco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without Pubco’s prior written consent. If the Transaction or any of the transactions contemplated in this Agreement does not proceed for any reason, then upon receipt of a written request from Pubco, Priveco will immediately return to Pubco (or as directed by Pubco) any information received regarding Pubco’s business.

6.5	Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.6	Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to the terms of this Agreement, the Debtholder, Priveco and Pubco will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Priveco or Pubco, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

6.7	Conduct of Priveco and Pubco Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.8	Certain Acts Prohibited – Priveco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco will not, without the prior written consent of Pubco:

(a)	amend its Certificate of Incorporation, Articles of Incorporation or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Priveco except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Priveco Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Priveco Common Stock, or

(ii)	split, combine or reclassify any Priveco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Priveco Common Stock; or

(f)	materially increase benefits or compensation expenses of Priveco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

6.9	Certain Acts Prohibited - Pubco. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Pubco will not, without the prior written consent of Priveco:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Pubco except in the ordinary course of business consistent with past practice;

(b)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;

(c)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Pubco Common Stock; or

(d)	materially increase benefits or compensation expenses of Pubco, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

6.10	Public Announcements. Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction or any of the transactions contemplated in this Agreement without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.11	Employment Agreements. Between the date of this Agreement and the Closing Date, Priveco will have made necessary arrangements on substantially the same terms as of the date of this Agreement to employ all of the hourly and salaried employees of Priveco reasonably necessary to operate such business substantially as presently operated. Priveco agrees to provide copies of all such agreements and arrangements that evidence such employment at or prior to Closing.

7.	CLOSING

7.1	Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Pubco or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Priveco and Pubco, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2	Closing Deliveries of Priveco and the Debtholder. At Closing, Priveco and the Debtholder will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Pubco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Transaction or any of the transactions contemplated in this Agreement;

(b)	if the Debtholder appoints any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of the Debtholder, a valid and binding power of attorney or equivalent from the Debtholder;

(c)	physical share certificates, if issued, representing the Debtholder Shares and the Priveco Securities pursuant to Section 2.1 of this Agreement;

(d)	all certificates and other documents required by Sections 2.1 and 5.1 of this Agreement;

(e)	all certificates, consents and necessary documents to the cancellation of the Pubco Shares of the Debtholder to effect Section 5.1(k) of this Agreement;

(f)	all required consents of interested third parties;

(g)	all certificates, stock powers, and other documents required for the cancellation or consolidation of a sufficient amount of Pubco common shares to comply with Section 5.1(l) herein;

(h)	the Priveco Documents and any other necessary documents, each duly executed by Priveco, as required to give effect to the Transaction or any of the transactions contemplated in this Agreement; and

(i)	copies of all agreements and arrangements required by Section 6.11 of this Agreement.

7.3	Closing Deliveries of Pubco. At Closing, Pubco will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Priveco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco evidencing approval of this Agreement and the Transaction or any of the transactions contemplated in this Agreement;

(b)	physical share certificates, if issued, representing the Debtholder Shares and the Priveco Securities pursuant to Section 2.1 of this Agreement;

(c)	all certificates and other documents required by Section 5.2 of this Agreement; and

(d)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Transaction or any of the transactions contemplated in this Agreement.

7.4	Delivery of Financial Statements. On or before May 15, 2015, Priveco will have delivered to Pubco the Priveco Financial Statements and financial statements for the most recently completed interim period in respect of the Priveco Accounting Date.

8.	TERMINATION

8.1	Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Pubco and Priveco;

(b)	Pubco, if there has been a material breach by Priveco or any of the Debtholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Debtholder that is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by Priveco or the Debtholder that by its nature cannot be cured);

(c)	Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured by the breaching party, to the reasonable satisfaction of Priveco, within ten business days after notice of such breach is given by Priveco (except that no cure period will be provided for a breach by Pubco that by its nature cannot be cured);

(d)	Pubco or Priveco, if the Transaction is not closed on or before September 30, 2015, unless the parties hereto mutually agree to extend such date in writing; or

(e)	Pubco or Priveco if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

8.2	Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1	Certain Definitions. For the purposes of this Article 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco including damages for lost profits or lost business opportunities.

9.2	Agreement of Priveco to Indemnify. Priveco will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3	Agreement of the Debtholder to Indemnify. The Debtholder will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by the Debtholder or Priveco of any representation or warranty of the Debtholder or Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by the Debtholder or Priveco of any covenant or agreement of the Debtholder or Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.4	Agreement of Pubco to Indemnify. Pubco will indemnify, defend, and hold harmless, to the full extent of the law, Priveco and the Debtholder from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco and the Debtholder by reason of, resulting from, based upon or arising out of:

(a)	the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1	Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one year after the Closing Date.

10.2	Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4	Expenses. Pubco will bear all costs incurred in connection with the preparation, execution and performance of this Agreement, the Transaction and any of the transactions contemplated in this Agreement, including all fees and expenses of agents, representatives, legal and accountants.

10.5	Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

10.7	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

10.11	Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13	Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of Nevada, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

10.14	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15	Fax and PDF Execution. This Agreement may be executed by delivery of executed signature pages by fax or PDF document via Email and such execution will be effective for all purposes.

10.16	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

[THIS PART INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

AQUA POWER SYSTEMS INC.

Per:    /s/Tadashi Ishikawa

   Name: Tadashi Ishikawa

   Title: President, Chief Executive Officer,

   Chief Financial Officer, Secretary, Treasurer and Director

AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

Per:     /s/Tadashi Ishikawa

   Name: Tadashi Ishikawa

   Title: President and Director

Signed, sealed and delivered by	)
TADASHI ISHIKAWA in the presence of:	)
)
)
Signature of Witness	)
	)	/s/Tadashi Ishikawa
	)	TADASHI ISHIKAWA
Name of Witness	)
)

Schedule 1

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

	Name	Number of Shares of Priveco held as of the date of this Agreement
1.	Tadashi Ishikawa	7,740
2.	Osamu Goto	250
3.	Toshiyuki Kojima	420
4.	Yumiko Goto	200
5.	Kiyoshi Tajiri	100
6.	Kazuhiko Seo	20
7.	Shinji Teshima	300
8.	Oba Atsushi	10
9.	Jesus G.Turrubiate	690
10.	Yoshiaki Hasebe	20
11.	Shinnichi Kato	80
12.	Yoshiko Hayashida	40
13.	Tsuyoshi Yamada	10
14.	Mikio Arai	10
	Total:	9,890

Schedule 2

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

DIRECTORS AND OFFICERS OF PRIVECO

Directors:

1.	Tadashi Ishikawa.

2.	Yoshiaki Hasebe.

Officers:

1.	Tadashi Ishikawa – President.

2.	Yoshiaki Hasebe – Chief Engineer.

Schedule 3

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

DIRECTORS AND OFFICERS OF PUBCO

Directors:

1.	Tadashi Ishikawa.

2.	Jeffrey Alt.

Officers:

1.	Tadashi Ishikawa – President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

Schedule 4

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

PRIVECO MATERIAL LEASES, SUBLEASES, CLAIMS, CAPITAL EXPENDITURES,
TAXES AND OTHER PROPERTY INTERESTS

		Lease Company	Contract Number
1.	Office copier KONIKA MINOLTA	Japan Business Lease	1021-0970-5800-00
2.	Office telephone	NEC Capital Solution	Not available
3.	Office (2-7-17 Morimoto cho, Ota-ku, Tokyo)	Degawa Suisan	Not available

Schedule 5

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

PRIVECO INTELLECTUAL PROPERTY

	Country:	Title of Property:	Aqua Power Reference Number:	Description:	Filing Date:
1.	Japan	Water Battery	2008-8180U	Water battery adapted to generate large amount of electricity by having enlarged area contacting with water in an inner circumference surface of a negatively electrode cylinder.	11/21/2008
2.	Japan	Water Battery for Supplying Low Current	2009-3895U	Water battery for supplying low current adapted to be readily positioned in a socket.	6/9/2009
3.	Japan	Boost Circuit	2009-6313U	Boosting Circuit capable of boosting power supply voltage of a power supply battery and realizing low power consumption current with a relatively simple and low cost structure.	9/3/2009
4.	Japan	Water Battery	2009-4737U	Water battery adapted to generate electricity by having an enlarged electrochemical area.	7/8/2009
5.	Japan	Water Battery	2009-3896U	Water battery having a high generating efficiency and being unlikely to be broken in part during use.	6/9/2009
6.	PCT	Water Battery	2009-3896U-PCT (Not entered into National Phase)	N/A	6/9/2009
7.	Japan	Water Battery	2010-88994	Water battery that is thin and small that can generate a predetermined electromotive force with slight amount of water supply.	4/7/2010

8.	Japan	Water Battery and Method for Making the Same	2010-160142	Water battery which can carry predetermined electromotive force by supply of small amount of water, and it relatively thin.	7/14/2010
9.	Japan	Water Battery	2010-160132	Water battery which can generate predetermined electromotive force by supplying a small amount of water and is relatively thin and small.	7/14/2010
10.	Japan	Liquid Detection Apparatus	2011-29212	Withdrawn - Does not exist	2/14/2011
11.	Japan	Liquid Detection System	2011-286603	Liquid detection system with simpler and more compact structure, with self electric power generation function and capable of more accurately detecting leakage of liquid.	12/27/2011
12.	Japan	Water Battery	2012-136386	Water battery capable of easily switching on and off an electromotive forces by changing direction arrangement.	6/15/2012
13.	Japan	Water Battery	2012-261719	Water battery capable of generating electricity at one push of a button without pouring water into an inlet as first step.	11/29/2012
14.	Japan	Air Magnesium Battery	2012-276235	Air magnesium battery with excellent water repellency, air permeability and leakage preventing properties and capable of reaching peak discharging reaction and constant amount of electric current for relatively long time.	12/18/2012
15.	Japan	Air Magnesium Battery	2013-13684	Air magnesium battery capable of switching on power supply by connecting a cap and switching off by releasing a cap.	1/28/2013

16.	Japan	Air Magnesium Battery and Electric Supply Apparatus Using the Same	2013-13724	Air magnesium battery with relatively small distance between an anode and cathode, being capable of containing a relatively large amount of reaction liquid and generating certain amount of electricity for a certain time in constant manner and an electric supply appartus using the air magnesium batter	1/28/2013
17.	Japan	Air Magnesium Battery	2013-267982	Air magnesium battery being excellent in water repellency, air permeability and leakage preventing properties and captable of reaching the peak of discharging reaction and discharging a constant amojnt of electric current for a relatively long time.	12/25/2013
18.	Japan	Air Magnesium Battery	2014-91711 (divisional appl. of 2013-267982)	N/A	4/25/2014
19.	PCT	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
20.	Japan	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-JP	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
21.	China	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-CN (出願中止)	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010

22.	USA	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-US (出願中止)	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
23.	EU	Liquid Holding Container Provided w/ Sensor & Liquid Quantity Measuring System	10-0701-PCT-EP (出願中止)	Liquid quantity measuring system having a liquid holding container, which is provided with a sensor that detects that a predetermined quantity of a liquid is contained, and a relatively simple structure for measuring the liquid quantity	8/13/2010
24.	PCT	Liquid Leakage Detection System	10-0702-PCT	Liquid Leakage Detection System	8/13/2010
25.	Japan	Liquid Leakage Detection System	10-0702-PCT-JP	Liquid Leakage Detection System	8/13/2010
26.	China	Liquid Leakage Detection System	10-0702-PCT-CN	Liquid Leakage Detection System	8/13/2010
27.	USA	Liquid Leakage Detection System	10-0702-PCT-US	Liquid Leakage Detection System	8/13/2010
28.	EU	Liquid Leakage Detection System	10-0702-PCT-EP	Liquid Leakage Detection System	8/13/2010
29.	PCT	Liquid Detection Apparatus	11-0101-PCT	Liquid detection device where liquid leakage can be detected and reported to exterior without need for exterior power.	2/18/2011
30.	Japan	Liquid Detection Apparatus	11-0101-PCT	Liquid detection device where liquid leakage can be detected and reported to exterior without need for exterior power.	2/18/2011
31.	Taiwan	Liquid Detection Apparatus	11-0101-TW	Liquid detection device where liquid leakage can be detected and reported to exterior without need for exterior power.	2/18/2011
32.	USA	NoPoPo	2009-17-US	NoPoPo USA Trademark	12/9/2009
33.	EU	NoPoPo	2009-03-CTM	NoPoPo Europe Trademark	12/11/2009
34.	JP	AQUPA	SL25T050	AQUPA Japan Trademark	12/25/2013

Schedule 6

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

PRIVECO (AND SUBSIDIARIES) MATERIAL CONTRACTS

	With:	Dated:	Material Terms/Description:
1.	Yamazen Corporation	October 3, 2013	Basic Distribution Agreement
2.	Nippon Valqua	December 2012	Basic Co-development Contract
3.
4.

Schedule 7

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

PRIVECO EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

As of the date of this Agreement, the following hourly and salaried employees of Priveco are reasonably necessary to operate the business of Priveco as substantially presently operated:

	Name of Party	Date of Agreement
1.	Yasuo Morimoto	April 1, 2012
2.	Yuri Kommo	December 18, 2014
3.
4.
5.
6.
7.

Schedule 8

TO THE SHARE PURCHASE AGREEMENT AMONG

AQUA POWER SYSTEMS INC., AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA, AND THE DEBTHOLDER OF AQUA POWER SYSTEM JAPAN KABUSHIKI KAISHA

SUBSIDIARIES

Pubco:

Name:	Jurisdiction:
Stoneville Solar, LLC	North Carolina limited liability company established on December 14, 2010.

Priveco:

Name:	Jurisdiction:	Percentage Owned
None.